EX-99.d.2

Delaware Management Company

100 Independence, 610 Market Street

Philadelphia, PA 19106-2354

April 22, 2024

Ivy Variable Insurance Portfolios

100 Independence, 610 Market Street

Philadelphia, PA 19106-2354

Re: Expense Limitations

Two whom it may concern:

By our execution of this letter agreement (the "Agreement"), intending to be legally bound hereby, Delaware Management Company, a series of Macquarie Investment Management Business Trust (the “Manager”) agrees that in order to improve the performance of the series of Ivy Variable Insurance Portfolios set forth below (each a “Portfolio”), the Manager shall waive all or a portion of its investment advisory fees and/or pay/reimburse expenses (excluding any 12b-1 fees, acquired fund fees and expenses, taxes, interest, short sale dividend and interest expenses, brokerage fees, certain insurance costs, and nonroutine expenses or costs, including, but not limited to, those relating to reorganizations, litigation, conducting shareholder meetings, and liquidations (collectively, the “Excluded Expenses”)) in an aggregate amount equal to the amount by which the Portfolios’ total annual operating expenses (excluding any Excluded Expenses) exceed the percentages set forth below for the period from May 1, 2024 through April 30, 2025. For purposes of this Agreement, Excluded Expenses may also include such additional costs and expenses as may be agreed upon from time to time by the Series’ Board of Trustees and the Manager.

Fund	Expense Cap
Macquarie VIP Asset Strategy Series (formerly, Delaware Ivy VIP Asset Strategy)	0.60%
Macquarie VIP Balanced Series (formerly, Delaware Ivy VIP Balanced)	0.77%
Macquarie VIP Core Equity Series (formerly, Delaware Ivy VIP Core Equity)	0.70%
Macquarie VIP Corporate Bond Series (formerly, Delaware Ivy VIP Corporate Bond)	0.53%
Macquarie VIP Energy Series (formerly, Delaware Ivy VIP Energy)	0.92%
Macquarie VIP Global Growth Series (formerly, Delaware Ivy VIP Global Growth)	0.79%
Macquarie VIP International Core Equity Series (formerly, Delaware Ivy VIP International Core Equity)	0.86%
Macquarie VIP Limited-Term Bond Series (formerly, Delaware Ivy VIP Limited-Term Bond)	0.54%
Macquarie VIP Mid Cap Growth Series (formerly, Delaware Ivy VIP Mid Cap Growth)	0.85%
Macquarie VIP Small Cap Growth Series (formerly, Delaware Ivy VIP Small Cap Growth)	0.89%
Macquarie VIP Value Series (formerly, Delaware Ivy VIP Value)	0.75%
Macquarie VIP Pathfinder Moderate—Managed Volatility Series (formerly, Delaware Ivy VIP Pathfinder Moderate—Managed Volatility)	0.24%
Macquarie VIP Pathfinder Moderately Aggressive—Managed Volatility Series (formerly, Delaware Ivy VIP Pathfinder Moderately Aggressive—Managed Volatility)	0.24%
Macquarie VIP Pathfinder Moderately Conservative—Managed Volatility Series (formerly, Delaware Ivy VIP Pathfinder Moderately Conservative—Managed Volatility)	0.24%

Ivy Variable Insurance Portfolios

April 22, 2024

The Manager each acknowledges that it (1) shall not be entitled to collect on, or make a claim for, waived fees at any time in the future, and (2) shall not be entitled to collect on, or make a claim for, reimbursed Portfolio expenses at any time in the future.

Delaware Management Company, a series of

Macquarie Investment Management Business Trust

By:	/s/ Richard Salus
	Name:	Richard Salus
	Title:	Senior Vice President